Exhibit 99.2

2014 Investor Day P R E S E N T A T I O N

John Charlton - Imperial Oil Limited - IR Manager

Good morning and welcome. My name is John Charlton and I’m the Investor Relations Manager for Imperial Oil. This morning, Imperial’s senior management will take you through all aspects of our business. With us today, on my immediate left, is Rich Kruger, the Chairman, President and Chief Executive Officer of Imperial Oil and on his left is Paul Masschelin, the Senior Vice President of Finance and Administration and Controller. Also joining us today is George Bezaire, our Director of Corporate Planning.

We plan to finish the formal presentations today around 11:15 a.m. leaving about an hour for your questions. When you wish to ask a question, please use the microphone so participants on the webcast can hear your question. At noon, we’d be pleased if you’d joined us for a casual luncheon.

Before we begin though, I’d like to take a moment to review some important safety information. In the event of an emergency here at the New York Stock Exchange, an alarm will sound. At this point, remain alert and listen for further instructions. If an evacuation is required, please follow the instructions of the Deputy Warden on this floor. You can recognize this official as the uniformed security guard stationed on this floor for the duration of the event today. Should any emergency arise, this officer will assist us directly.

At this time, I would also ask that everyone please turn off your cellphones, iPads and other electronic devices.

I’d like to draw your attention to the fact that this presentation today does contain forward-looking statements and actual results may differ as a result of many factors, some of which are noted on this table.

Canadian Reporting Standards require that we provide clarity with respect to the non-proved resource base, the fourth paragraph provides for this requirement.

Unless otherwise specified, all figures are in Canadian dollars.

It is now my pleasure to introduce our Chairman, President and Chief Executive Officer, Rich Kruger.

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

Thanks, John. I’d like to add my welcome. I’m pleased to be here, not only welcome to those of you in the room but to those who are joining us via the webcast.

Today, we look forward to telling you our story and our story is going to be about performance priorities and plans. Specifically, what we are doing to add or create value and to manage or mitigate risk.

We will give you a deep dive in each segment of our business, upstream, downstream, chemical. We will have a heavy upstream focus given our ongoing investment activities and we will principally focus on the next several years but then give you a bit of a glimpse beyond that period in kind of what we see as the potential of our future.

So with that, let me get started and I’ll start with when you look at Imperial, what I would suggest that you see.

You know the history of the company, an incredible history. You increasingly understand our future which I would characterize as very bright. You’re familiar with it. We participate in all aspects of the value chain, upstream, downstream, chemicals, fuels and lubes, research. We have about 5,500 employees nationwide and growing.

In our upstream today, we produce around 300,000 barrels a day, 90% of that is liquids and we have plans to increase that. We are executing projects that will nearly or essentially double production around the 2020 period or shortly thereafter.

Those activities are concentrated in world class resource and assets, Cold Lake, Syncrude and Kearl. Over the course of this decade, we will invest on average $4 billion to $5 billion a year, really an unprecedented period of growth for our company and we will share with you today the opportunity inventory that we have that will provide flexibility or optionality for growth beyond.

The downstream, the country’s largest refiner, three refineries, 400,000 barrels a day capacity, a bit more than 20% of the industry. Fuels marketing in 1,700 sites, 20% market share, all marketed under the premium Esso brand.

Lubes industry leader, 30% market share led by our flagship Mobil 1 and then Chemical is very strong in polyethylene, a leader in injection and rotational molding.

Strong commitment to research, technology and innovation in everything we do. We have research centres in Ontario and in Alberta, and we invest on the order of about $200 million a year in research and technology which is then leveraged with ExxonMobil for a grand total of about a billion dollars a year of beneficial technologies that we have access to.

Our single most overriding objective is to deliver long-term superior shareholder value. If I looked at and would describe how we stack up, how do we look, how do we compete. I would summarize it on the slide here. We have industry leadership across all of our business lines. If I go by asset, Cold Lake, we will show you, I’ll say it in words here, but then we’ll reinforce and illustrate it with materials throughout the presentation, that we have best in class operating performance and it’s truly a rock star of an asset. We have continued growth potential.

Syncrude has very high value production. Significant improvement actions are ongoing. We’ll detail those for you.

Kearl is a next generation mining operation. Our ramp up to capacity is continuing. Our expansion is progressing well. We’ll go through that.

In refining, it’s all about efficiency, advantaged feedstocks and our focus is on reliability and continued energy efficiency, our cost structure.

Fuel and lubes, I mentioned the premium brands, a nationwide network, we’re increasingly concentrated in the core most profitable markets and given the competitiveness of this segment we are repeatedly looking at how we can offer valued customer services, products to strengthen our position and our offering.

Chemicals, low-cost feeds, strong polyethylene and focus on getting the full utilization out of the facilities we have. We’ll show you the outlook and our performance in that area and then last, but not least, I’ve mentioned our research.

I thought it would be helpful before we continue to just reflect a bit on the business environment that we operate in. My comments here are Canadian focused. I think it’s relevant or important because when you look at our production and our products, they must compete for capital and everything that goes along with it in a worldwide sense. I would describe it as a very favorable business investment climate but not without its challenges.

Certainly, the accessibility, size and quality of the resource base is a strong advantage. In the downstream or in mature competitive markets we need to be very selective about what we do. Still very profitable but you need to be cautious on investments and investment pace.

Political stability, competitive fiscal regimes but what we repeatedly say it so we shouldn’t take anything for granted, any further growth for granted. It needs to remain competitive.

Some of the challenges we face, market access, we’ll talk a fair bit about that today, how that affects our plans and the uncertainties that go with that access and I’m principally talking about pipeline access.

The relative population remoteness of some of industry’s operations can lead to tight labor markets, reasonable cost pressures and as we plan and execute projects, this needs to be brought to bear so that we don’t find ourselves in a period where cost can spiral out of control.

Last but not least, we have an evolving regulatory and environmental framework in Canada. I think there are a lot of steps being taken to improve the efficiency of it but here, again, we need to see where that evolves. On balance a favorable climate but certainly, areas that we need to pay attention to as we consider future growth and the pace of that growth.

Internally, if you went to the 5,500 Imperial employees, nationwide, all business functions, top to bottom, and asked them to describe their priorities, you would hear and see the words on this page. Manage risk, maximize value, and achieve profitable growth. We have a very intense focus on the base business fundamentals and in our business that all starts with safety, continues with operational integrity, reliability and profitability.

We are focused on implementing asset-specific business plans. We look at our assets not in aggregate but asset by asset whether it’s upstream or downstream. We look at their performance, their performance relative to peers, their performance relative to best in class. We look at any gap that may exist and we put plans in place to close those gaps.

We’re going through a large investment period so ensuring the quality execution of these growth projects, future legacy projects that will be important to us for decades is essential.

Last but not least, given the challenges that I articulated on the prior page, engaging externally on these key industry issues, what they mean for Imperial and what they mean for Canada is important. Our voice needs to be heard. These are our priorities.

Now, what I’d like to do before we dig in to the Imperial-specific material is give you a little bit of context. I believe you’re all familiar with the global energy outlook that ExxonMobil assembles each year. Imperial is a part of that effort in looking at both supply and demand.

For those who are not as familiar with it, this is an assessment that’s put together looking at more than a hundred countries, multiple sectors. It considers social trends, technologies, energy efficiencies, very comprehensive.

The value of this assessment to us is it allows us to test and look at, and guide our strategies, and helps us to look at and evaluate any sensitivities or continuities on our long-term investment plans. Last but not least, it helps support energy literacy both internal to the company as well as external.

I’ll give you a little bit of a distillation of it. Comprehensive analysis, if I put it all on one page, here’s that page, worldwide view. The outlook is that between 2010 and 2040, the world’s population will grow from about 7 billion people to 9 billion, that the world’s economy would more than double in size, 130% growth over the period.

That energy demand will only increase by about 35%, well below the economic growth, driven in large part by increasing energy efficiency around the world, both developed and undeveloped nations. The bulk of the energy demand growth will be non-OECD countries, China and India, for example. About 60% of total demand will continue to be supplied by oil and natural gas and that we will see natural gas surpass coal as the second largest energy source.

That page folks distills several hundred people’s worth of work over the last year looking at very complex and comprehensive issues and kind of puts it all on one page.

Now, if I continue on the demand for energy sources, here are the major energy sources divided. You can see both represented in 2010 and then the outlook for 2040 and I think the message, the punch line here is that to meet demand growth the world will require a diverse reliable affordable suite of supplies. All energy sources are projected to increase.

Oil will remain the largest at about 30% continued growth and demand. I mentioned that gas will surpass coal as the number 2. A variety of reasons, its abundant supply, cost, environmental benefits.

The other category includes renewables. You can see significant growth but still on a relative basis, relatively small compared to the others.

The challenge of course will be to deliver the supplies needed here, the capital, the technologies, the human ingenuity and everything that goes with it.

If I zero in on North America and the liquids to bring it a little closer to home for us, a lot is being written about the liquids growth, the tight oil, shale oil, energy independence, the ongoing boom. Our outlook would call for shrinking imports over time in North America. We would see a supply-demand balance somewhere in the 2025 period.

This is a few years earlier than we would have projected a year ago. We see continued or significant growth in the Canadian oil sands. It’d be necessarily to close that gap whether that oil is consumed internal to North America or it’s exported.

The distillation of all this as a quick summary is energy, global energy, large, complex. We believe Canadian oil sands will continue to play a very strong role in solving that -- achieving that balance between supply and demand.

With that, as a little bit of backdrop, I would like to move on and now shift gears and talk about Imperial more specifically. I will start with a corporate overview. In the end, if I were to leave you with one resounding message today, is that we are focused on adding value, managing risks, and that we have a very large and profitable base business and we are executing a series of investments that will result in significant growth in the years, the very near term ahead.

Let me continue with our business model. You’ve seen this before. It hasn’t changed - superior long-term shareholder value. As we go through our assets, you’ll see our focused concentration on long life, competitively advantaged assets. We’re disciplined about how we spend our money and how we manage our costs. We have achieved a level of integration and synergies that enables our assets to achieve more than they would as an individual collection of assets.

Technology and innovation are a key part of our business today, as well as the value of our business in the future. Foundation is operational integrity and responsible growth and we have this unique relationship with ExxonMobil that we benefit greatly from. I’m often asked about that relationship so what we thought we would do is take a few moments and describe the benefits to you.

It is a relationship that makes us unique and I think in terms of providing or creating a competitive advantage for us. When I look at it from the Imperial side, the benefits include personnel development. We have several hundred card carrying ExxonMobil employees within the Imperial organization that have critical skills expertise, worldwide experience, helping enhance and strengthen our business. We have several hundred Imperial employees out within the ExxonMobil network, upstream, downstream and chemicals developing their skill sets for future applications either within ExxonMobil or back home with Imperial.

We benefit from the global operational best practices. When we look at our three refineries, we certainly network and share amongst each other but when we add up and we get to 30 plus refineries from ExxonMobil, we have the benefits of tenfold increase on standards, practices, experiences so we don’t have to learn hard lessons individually, same applies in the upstream.

Technology sharing, I mentioned the leverage on our investment. Our investment is very much focused on the resources that we hold - the heavy oil aspect. We benefit from a suite of ExxonMobil research activities that help us in drilling technologies and strength of materials and reservoir modeling in downstream and chemicals that we don’t have to put our elbow grease into but we benefit from their work.

Last but not least, scale-related synergies. Providing services to our organization, whether it’s IT services, whether it’s procurement services, leveraging and achieving the scale is a way that we insure high quality and minimize cost. Significant benefits. On the commercial transactions, all at arm’s length. -- competitive to those with unrelated parties, you read it in our 10K. It’s what we’re required to do. It’s what we do achieve in terms of the firewalls to maintain our business. Open sharing on operational and technical things, commercial, we have a different standard.

Decision making, Imperial Board of Directors, there are seven individuals on it. Five are independent. I count as not independent. When I came on board about a year ago, ExxonMobil has one seat on the board. They added Darren Woods who is the president of their worldwide refining and supply organization to it. Darren has strengthened us significantly and helped further achieve a networking that will improve downstream performance over time. So, we make decisions with all the relevant information that are in the best interest of Imperial as we look to our future.

Continuing on, I want to talk about risk management for a minute. At the most fundamental level, everyone in our organization is a risk manager to some degree that could be technical, could be operational, financial, commercial, reputational or strategic. In each of the areas represented here, we seek to identify, understand, manage, and mitigate risk, we apply comprehensive systems to -- that we’ve developed over time to manage and mitigate risk with clear objectives, clear roles and responsibilities, we establish best in class, operating standards, procedures. All of our systems are geared toward continuous improvement, strengthening our business over time, and all are dependent on clear committed leadership from the top.

Imperial managers are of the roll-up their sleeves variety. It’s a hands-on game. Our folks are very involved and engaged. And we – our executives, our management team, understand their businesses at great length, and are very involved in the execution, managing risk, and value creation aspect.

I want to illustrate with -- in terms of how we look at and manage risk, I want to take one example and amplify it a little bit. I want to talk about it in the context of personnel safety. Why is personnel safety so important to us? I’ll offer you three reasons.

First and foremost, we care about people. We believe we have a moral obligation to provide a safe workplace and that’s independent of the color of an individual’s hard hat, whether they’re an employee or a contractor.

Second is safety is good for business. When you have a safety incident, it’s disruptive, it shuts down operations, you step back to investigate, and you get derailed off of your business plan.

Last but not least, safety affects our reputation. It affects how others look at us, their willingness to do business with us, their cost of doing business with us, the conditions they place upon doing business with us.

Our commitment to safety, our objective is to achieve a workplace where nobody gets hurt, nobody. We’re very systematic in how we go about managing safety. It starts with our facility design and maintenance, the hardware, it continues with the operating procedures and processes, and last but not least, it includes the training of our workforce and the culture we establish on expectations around for a safe workplace.

What are the results? I’ve shown bars here of industry results versus Imperial’s results. And the lower the bar means the safer the workplace. If I take this and convert this, the industry bar would say, for every 130 people that worked in the industry last year in Canada, upstream, downstream chemical, one out of every 130 was injured to some extent that they required some form of medical attention. It could have been a very severe incident all the way down to a cut finger requiring stitches.

At Imperial, that number was one out of every more than 300, a 2.5-fold improvement. If I plotted individual competitors on here, you’d see the same thing, you’d see us as the leader of the pack.

Committed to safety, we have not yet achieved a workplace where nobody gets hurt. We believe it is achievable, and that’s the commitment we have throughout our organization, that’s the objective. So, this is one example of a very focused systematic approach to managing risk and our priorities in our business. And if I went back to the prior slide, went around that circle, I could describe similar examples or illustrate it in similar ways on how we tackle those things that are most important to us.

Now, let me continue with financial performance. I’ll talk about 2013. I know it’s a bit of old news at this point in time, so I’ll hit it pretty briefly. On the left, you can see the actual numbers, $2.8 billion in earnings, $3.32 earnings per share, 12.9% return on capital employed. Cash flow is $3.3 billion, and a number that sticks out a bit are $8 billion worth of investments. We’ll talk a lot about those investments today.

I would ask you to look at the right side of the chart here. If you reflect on 2013, there are high global oil prices. In North America, you had volatility in downstream markets and margins. The uniqueness of the integration of our operation, the location of our assets allowed an elasticity or a resiliency whether it was upstream or downstream to capture what the market would bear. And if you look over the last few years, I think you really see the strength of our business model reflected in the results shown there on the right.

I’ll talk more about ROCE here in a later slide to give you a sense of what’s going on and what we may expect. The one thing I’d flag here is the 12.9% includes significant assets under construction that are weighing down that ROCE, and I’ll quantify that here shortly.

Now, let me talk about our performance versus competition. Shown here are our upstream and downstream business segments and their relative profitability. We give credit for this assessment to Barclays. We look at our individual performance and we think it’s a good fair apples-to-apples assessment. On the upstream, the industry leader - more than $18 a barrel on each barrel we produce in the year, and you can see how that stacks up to the selected competitors shown there. On the downstream, we were number 2. Paul will illustrate some of the specific plans we have to improve upon this competitive position.

So, a high performing upstream and downstream segment, and not to be facetious, but when we see anything other than an industry leading position, it allows us to redouble our efforts and our focus and look at what we can do to further improve. And that would be whether it’s in our downstream or whether we can continue to strengthen our upstream, and you’ll hear more about that today.

I talked about return on capital employed a minute ago. Industry leading, we have historically been industry leading here. It’s about maximizing investment value and the life cycle performance. Our 12.9% in 13, our lead over industry shrunk. You can see what the five-year average was. And if you take out the assets under construction, most notably Kearl expansion and Nabiye which will be contributors here within the next year or so, that 12.9 would essentially double and it would be in the mid-20s.

This doesn’t just happen. This is achieved through very thoroughly evaluating opportunities, a very comprehensive disciplined approach to planning and executing, a focus on operational excellence, and a life cycle perspective on how we operate our assets over their beneficial period.

Shareholder distributions - $13 billion returned to shareholders in the last 10 years - an unmatched level. It’s about delivering value. That value will come in the way of dividends, share repurchases as shown here. When you look at our priorities for managing cash, there’ll be a combination of continued growth investment and dividends, and then beyond that, share repurchases and, as we had to borrow money lately, looking at repaying debt.

The message I would leave you with is our company, our philosophy is unchanged. Our commitment to shareholders, our priorities are no different today than they have been. We have been going through for the last several years now, a period of unprecedented growth that has called for capital spending in excess of our cash flow, but our priorities, as we look to the future, if you liked us before, you’ll continue to like us. We have the same value proposition to our shareholders. Talk more on that later.

Let me continue with our reserves. With 3.6 billion oil equivalent barrels, we have a very long-life, quality proved reserve base, concentrated in the three assets there, Kearl nearly half of our proved reserves, you can see Cold Lake and Syncrude. The -- our reserve to production life at current rates for Syncrude and Cold Lake are in excess of 20 years, a very strong long life asset base. Kearl, as we ramp up to production, I’ll show you a chart later. We have more than a 40-year life at plateau rates under an expanded scenario at Kearl.

The value in this is to leverage the opportunity, the incentive to improve for every dollar you save or earn today, the ability to multiply that over a long life is a significant incentive for continuous improvement. And when I show you some of our assets, most notably Cold Lake, I’ll show you what we’ve done over time to continue to improve and add value.

In addition to our proved reserve base, we have a very large total resource base -- at 18 billion barrels, essentially five times our proved reserve base. You can look at the distribution, in situ mining, predominantly liquids. And I would draw your attention to the bar on the far right. The committed essentially represents our 3.6 billion barrels of proved reserves. The progressing is another nearly 3.6 billion. Now these are projects that they’re in some form of evaluation. It could be expansions and de-bottlenecking at Kearl. It could be a suite of in situ opportunities that we will describe a bit later. But if we start with the large long life proved reserves we have now, we have the ability to not only continue to grow but the optionality, the selectivity to go through this resource base and pick the very best of the best and invest in the highest quality opportunities over time. We are not a hand to mouth organization. We have an opportunity set here that allows us to be selective, to be patient, and work projects to the point of the level of quality that will continue to lead of a financial performance that we expect.

If you look at our investments, over the decade I commented on the 40 plus years. I’ve split it down here into the first half of the decade of the second half. And we haven’t shared this with you before. What you’ve heard and what you’ve seen is its front end loaded. This is with Kearl, the initial development, the expansion in Nabiye. And then as we get passed the end of this year and Nabiye starts up, we get into the final stages of the expansion.

What we anticipate is the second half of the decade, our average annual investments falling down from $5 billion to $6 billion in the first half to more like a $3 billion to $4 billion in the second half. This will allow us to maintain a strong balance sheet. With the growth and production, it’ll certainly, under assumed market conditions, strengthen our cash flow, and this is a bit of the way we see it. It allow us if there are quality opportunities that would develop in the second half of the decade, we would be positioned to capture those if that’s where we thought value was. So, a little bit of the profile on how we see spending.

Now, what will it all do, the investment, you’ve seen a similar chart to this. This is where we -- our production outlook between now and the end of the decade shortly thereafter is anticipated to essentially double from the 300,000 barrel a day type of level to approaching 600,000. Nearly two thirds of that growth are in funded projects.

So, you go to the far right, ramping up, that would be our Kearl initial development under construction with the expansion project in Nabiye. And then those projects that are not yet funded that we’re evaluating, those would be things like de-bottlenecking or expansion at Kearl, in situ projects like Aspen that we submitted a regulatory application for.

Our growth trajectory is really set and where the top of it is to be determined as we look at what’s the wisest thing to do in terms of continued growth or investments over the course of the decade.

What does it all mean? We borrowed here from Peters & Company a little bit of an assessment, a large cap growth comparison that the Y-axis is estimated cash flow per share of growth, the X-axis is estimated production per share of growth. As I look at that, I would characterize it that Imperial would be viewed as being in a strong and very enviable position relative to its peers.

The timeframe shown here is 2014 to 2017. We’ll talk in more detail about it as our projects complete and ramp up and what that will mean on cash flow, but we look at this representation and although I’m certainly not an expert on the competitors, I think it is a very fair depiction of what we have in front of us over the next few years.

So, with that serving as a corporate overview, I’d like to turn it over to Paul, and Paul will continue the discussion on our downstream and chemicals business.

Paul Masschelin - Imperial Oil Limited - SVP - Finance, Administration & Controller

What I’d like to do over the next couple of slides is to give you a little bit of an overview of our downstream and chemicals businesses. Being an integrated oil and gas company really allows us to extract the maximum value of every molecule across the value chain. And that goes from the production of liquids and natural gas to the manufacturing of refined product, lubricants, and chemicals which we then deliver to our customers.

For our refining business, our supply and transportation organization continuously optimizes feedstocks, and what it means is maximizing the value of our equity production while at the same time finding and buying cost advantage feedstocks for our refineries. And that integration also extends to our chemicals and lubricants business. These businesses would not only leverage the logistics, the utilities, capabilities of our refineries but they’re also integrated on how we optimize feedstock for the business.

If I step back, we have a number of very specialized people who their job is solely to look at what are the changing market conditions on a day to day basis, make the decisions, do we run our own equity crude -- or do we buy feedstocks, do we buy diluent or do we produce it in our own refining circuit, do we use refinery off gas in our refinery installations or are we better off to use it as a feedstock in our chemicals facilities. And so, as you will see, having the asset flexibility and the know-how to optimize this materially contributes to the value of Imperial Oil.

Before we look at some of our downstream and chemicals asset in a little bit more detail, a couple of words on our strategies. We are very much aware that our downstream and chemicals business operate in a very mature business environment where opportunities for volume growth are rather limited. And as such, our strategies are focused, first and foremost, on pursuing very strong reliability and ongoing cost efficiencies, and secondly, using our know-how of the market as well as technological capabilities to deliver high performance products to our customers.

When it comes to investments in our business and you will see that in subsequent slide, we really want to be very selective. And so, you’ll see in the next couple of slides how we implement these strategies and how they deliver results.

A couple of words on our refining business, we have, with three refineries now, 420,000 barrels per day of capacity that is just under a quarter of Canada’s refining capacity. We continue to be the largest refiner in the country. If we look at our chemicals business sales of just under a million tonnes of which Sarnia manufactured polyethylene is the lions share. In the right on the chart, you see some of the characteristics of our downstream and chemicals businesses, some I’ve already touched on and others I’ll expand on in subsequent slides.

Over the past five years, our downstream and chemicals businesses have generated more than $6 billion in cash flow. And as such, they materially contribute to the very significant investments which we are making in our upstream businesses. With North American crude and product differentials really increasing significantly from 2010 forward, we really have been in an excellent position to capture this arbitrage. We only need to go back to last year where in the fourth quarter of 2013, we delivered the highest quarterly earnings in our history for the downstream and chemicals businesses. If we go back to 2012, our downstream and chemicals businesses contributed to about half of our corporate earnings.

We do understand that these price dislocations are temporary, and as such, we do not deviate from our focus on reliability and cost efficiency because what that also means that at bottom of the cycle conditions, these businesses will deliver double digit returns

If you move to the chart on the right, I mentioned that we want to be very selective with regards to investing in our downstream and chemicals businesses. And as you can see, over the past five years on average, we’ve invested at about 75% of depreciation in these businesses. With investments being targeted to modernize our marketing assets and also selective investments in feedstock flexibility, energy efficiency, et cetera.

This chart gives you a little bit more granular perspective on how we are executing on our strategy to ascertain that we have advantaged feedstocks available for our refineries. Our Strathcona and Sarnia refineries traditionally have had access to mid-continent crude. With the third quarter 2013 conversion of our Dartmouth refinery from a refinery to a terminal, and the reversal of Enbridge line 9A which was completed late last year. And in addition to that, we invested in some rail unloading capabilities in Nanticoke, all that combined now makes that our entire refining capacity has access to a mid-continent crude diet. The crude logistics constraints which we see in the mid-continent of North America, now we can capture these benefits in our downstream business.

Let me briefly shift to the right hand side of this slide with energy making up about one quarter of operating costs in our refineries, we have a very keen focus on optimizing that. And as you can see, over the past 10 years, we’ve been able to reduce energy consumption by well over 5%. And as you can see, that is well ahead of what our competitors had been able to achieve.

Let me expand a little bit on the value of having access to global best practices and tools beyond energy efficiency which we just saw on the previous chart. Our advantage which we have with regards to safety - that really reflects a behavioral based safety system which we leverage from ExxonMobil. And that includes training our employees, training our supervisors in doing in-depth risk analysis, doing peer reviews with regards to safety practices, et cetera.

If we look at facilities reliability, again we have the opportunity to leverage ExxonMobil’s capabilities. For each asset, we have specific improvement plans which are research based and which we can benchmark with other operations which ExxonMobil has around the world. So, we can not only benchmark but also our personnel can reach into the network, contribute know how, and/or require assistance as in when that may be required.

I previously highlighted the importance of crude slate optimization to maximize refinery profitability. Through ExxonMobil, we have access to the world’s largest crude assay database. That’s combined with mathematical modeling of crude slates really allows us to maximize value of our assets and the value of our know-how.

A couple of comments on our Chemicals business. With the return on capital employed over 50% in each of the past three years, that business continues to be a very strong performer for us. As I previously mentioned, Sarnia manufactured polyethylene which we deliver mostly to rotational molding customers in North America makes up the lion share of the business.

The chart on the left shows you how we continuously optimize the feedstock for the business. The base load feedstock, as you can see from the chart, is refinery off gas which we then supplement with purchased ethane and propane. With the increasing availability of ethane in North America as a result of the increasing shale gas production, we now have access at our Sarnia cracker to Marcellus ethane. And so, as you can see from the chart, that will start displacing the much more expensive propane as feedstock for the business.

If you shift to the right hand side on this chart, ongoing feedstock optimization alone was providing strong support to our customers given that what we are selling is a premium grade of polyethylene has allowed us to expand unit variable margin significantly over the past five years.

Let me shift from the Chemicals business to our fuels and lubes business. We provide quality product to our customers from coast to coast to coast. Essentially under two brands, the Mobil 1 brand for lubricants and the Esso brand for fuels. On the retail side, as Rich already mentioned, we have some 1,700 retail outlets, about 470 of which we own whereas the balance is operated by highly capable distributors. The vast majority of the company-owned outlets are in premium high volume markets which are clustered around Canada’s major cities, Toronto, Montreal, Vancouver, and Calgary.

As shown on this chart, our marketing capabilities extend, however, well beyond the retail business. In fact, we have a, or the leading market share in each of the businesses in which we compete. We serve about one quarter of Canada’s industrial or commercial fuels customers, one in five Canadians fuels their vehicle at an Esso branded retail outlet.

If we look at the marine, asphalt and aviation businesses, we have a market share of about one third. In the lubricants business, our flagship Mobil 1 product market share just under 30%, and that of course reflects both the quality of the products as well as the strength of the technical support which we provide our customers.

Let me wrap up with a couple additional comments on our retail business, which, of course, operates in a very highly competitive environment. And as the chart on the right shows, that business is about more than the margin we realize on fuels. In fact, as you can see, about a third of our margin in the retail business comes from non-fuel sales, and that includes our Esso and the run stores, car washes, et cetera.

In addition to having a very strong brand, we also have entered into a number of mutually beneficial partnerships. In fact, about 400 of our outlets have Tim Hortons outlets and about 500 of our outlets have a Royal Bank of Canada ATM just to mention two of these partnerships which we have.

If you’d focus on the little table top left on this chart, all of this is being offered at industry leading cost and site profitability.

So, with that, that’s really what I had on the Chemicals and the downstream business. So, what I suggest is we take a 10-minute break after which Rich will take us through the upstream overview. So, if we can get back together at 10:30 that would be great.

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

Okay. Now, we’ll go on with the upstream. You guys must be fairly interested, you didn’t let me get far from the podium there. We’re going to give you a bit of a deep dive on our assets (Cold Lake, Syncrude, Kearl). Let me start with our strategies in the upstream.

Unchanged from prior years, foundation is operational and on profitable growth getting every ounce of value out of our existing production, selective investments and projects that deliver superior results, bringing technology to bear to enhance our resource base, and then as we pursue exploration opportunities, look at and very selectively go after only the highest quality.

Cold Lake, a little bit of an overview of it. Cold Lake, folks, is -- can’t be described as anything other than a world-class operation. I will show you here on the next several slides, but it is industry leading performance across the board, and the nice thing is we’re not done yet. We’ve produced a bit more than a billion barrels at Cold Lake. You can see our proved and probable reserves, our 1.7 billion. So, this -- although this asset has been in commercial operation since 1985, I would describe it as its best days are yet ahead of us. So, let’s look at that performance.

First of all, reliability. We invest in a capacity of a facility whether it’s an upstream or downstream, and the operating team’s objective is to produce at that full capacity. Each and every year, as you look at it, this is a Peters & Company report, Cold Lake will be at the top of the heap in reliability.

What I would say is this doesn’t just happen by chance. This is a very systematic rigorous approach to achieving reliability. We have a system that we called PDRR, prevent, detect, respond, and recover, and we look at reliability in each of those ways. The best way to achieve reliability is to be sure nothing ever breaks, everything stays online. So, we look at our design and our maintenance procedures.

In terms of detecting, it’s monitoring, conducting surveillance. So, if anything starts to go the wrong direction, you detect it early and you can deal with it before it becomes a problem. And then respond and recover are similarly, do you have the spare parts, do you have the personnel, do you have contractors ready in the event something happens. So, if you lose it, if it goes offline, you can get it back online.

Cold Lake is a wonderful example of this system and application. The system that was in part developed at Cold Lake, but here again, as Paul described in the downstream, it’s something that we’ve shared and have received benefits from networking across ExxonMobil to achieve industry leading reliability in this asset.

Continuing, cost structure. Our focused operational integrity keeping hydrocarbons where they’re supposed to be and life cycle cost discipline. When you look at us relative to peer group, and this is a First Energy assessment that we look at, and if you look at our performance you would agree, if you look at it, we have a very competitive cost structure recognizing the long life of this asset, we’re managing it for that life cycle. These are comparable in situ kind of peer projects within the industry.

One that I think is an outstanding story and it’s a real testament to our commitment and achievement in technology is the resource recovery over time. And let me tell you a quick little story. In a prior life, I was working at -- before Exxon and Mobil merger, I was working in Exxon’s corporate office in the late 1980s, early 1990s. And Imperial Oil was looking at a significant proved reserve addition at Cold Lake. And this is -- you had oil prices that were a bit lower than they are now and uncertainty that we, of course, we always face, and the question Exxon had, is this justified, is this warranted. And being an upstreamer, the number two in Exxon Corporation at the time said Rich, I want you to go up there, I want you to crawl all over this asset, I want you to talk to everybody associated with Cold Lake, and I want you to come back and give me an independent view on the validity of this significant increase in crude reserve.

They were talking about going from somewhere in the teens to the low 20s as a percent of recovery. I went up there, I did my due diligence, I grabbed every Canadian I could, I talked all about it, I came back to Exxon, and I said, I think your intuition is correct. I don’t think Imperial has it right. I think they’ve greatly underestimated the recovery they’re going to get out of this asset over time. That was not the answer that Exxon was anticipating, but if you look at the performance, that’s exactly what’s happened. Why? Technology, innovation, operation, when you give folks something to work on over a long period of time, they apply a very clear set of objectives and priorities, they make it better. And that’s what 5,500 people at Imperial Oil look to do each and every day, and I think this growth in Cold Lake is one of the best testaments I can offer.

And what I would ask you to do is hold that thought, remember it, five minutes from now when I’m talking about Kearl.

The next phase of expansion, the Cold Lake Nabiye project. We funded in 2012 $2 billion, a 40,000-barrel a day project. Design one build multiple, it’s a duplicate of our last expansion at Mahkeses.

In the fourth quarter 2013 press release, I made a reference that said contractor productivity in harsh winter conditions was putting the target startup under pressure. I looked at it and I was a little concerned that we’re going to be able to meet the yearend target. Well we took a number of steps, we’ve ramped up the workforce day and night, we accelerated building enclosures so we can work under the weather conditions, we progressed in parallel some of the commissioning activities.

2014, the first quarter has been a very strong start. I feel better today than I did at the end of the year. So, although I will continue to say that it is perhaps under pressure, the target remains yearend ’14 for Nabiye startup.

A chart we haven’t shared with you in the past, it’s a little bit of a longer term outlook on Cold Lake. And this just reinforces that although we produce more than a billion barrels, we still have a lot of life ahead of us. And if you kind of segmented this, the existing Cold Lake base, the Nabiye expansion in here that’ll come on next year, you would have a relatively flat outlook for the existing kit in operation at Cold Lake.

Well, where does the growth come from? This is in progression of our Grand Rapids further in situ work that we’re doing, we’ll talk more about that in a little while. And then other technology applications that we’re looking at that we think can further enhance the performance and recovery at Cold Lake. With an asset of this value, this life, we have a very intense focus both in the field, in the office, and in the lab on what can we do to make it better. And as I said, I think Cold Lake’s best days are yet ahead of us.

Let me shift over and talk about Syncrude. You know, as you’re aware, Syncrude is a real -- a true pioneer in the oil sands mining business. It’s an asset that we believe has significant value and significant improvement potential. And I’ll describe in the next few minutes where we’re focused on that improvement.

High value production. We have produced about 600 million barrels of oil, our share over its life. Here, again, if you look at the 2P, it’s 1.2 billion. So, there’s a lot of life, a lot of value left at Syncrude.

When I talk about competitive performance, let me stack it up all -- relative to the other big mines in the industry, and this is a three-year average, First Energy analysis, and it would show that over time, everybody is kind of in the -- on average is about an 80% capacity utilization. Our belief on that is that’s not something that we should accept but something that we can do better at. And that’s what I want to describe is what specifically are we doing to make Syncrude better.

The primary focus is us improving the reliability of the existing facilities. It’s not investing new money in new expansions but taking what we have and more fully utilizing it. If you look at 2009, in the last five years through ’13, Syncrude averaged production somewhere in the low 70s, Imperial 25% share.

Last year was not a particular highlight at 67,000 barrels a day. We had higher than typical planned maintenance, we also had reliability events. If you read it closely, you look at the fourth quarter, and we were 77,000 barrels a day, so we ended the year strong. And I believe as you see first quarter results in the weeks ahead, I think you’ll see that there was continued strong performance in the first quarter.

Now, a quarter or two does not an asset life make, so we’re focused on the areas on the right dealing with operating procedures, equipment monitoring, bread and butter based fundamentals, maintenance, feed, stability, and sustaining projects. These are not glamorous, there’s not any particular silver bullets here, it’s attention to detail and it’s focus on those things that lead to higher reliability.

We’ve tended to, with groups like this in the past, talk about the hardware things we’re doing, improving Coker run life, improving heat exchangers. What I’ll talk about in a couple of slides, well, what we’re doing to build in a sustainable organizational capability that will lead to a higher level of performance. So, bear with me for a moment.

I do want to hit on the sustaining projects. The four areas listed here in gross terms are about $8 billion worth of projects, mine relocations, tailings management, et cetera. You can see our outlook for capex for Syncrude, the prior five-year period and the first half of the decade and then the latter half, you see profile similar to Imperial overall. There’s a lot of money being spent or has been spent in the last several years, we see that tapering off as we get to the second half of the decade.

But what I’d like to draw your attention to is the adherence to delivering these projects on schedule and on budget which is not always been a hallmark at Syncrude. We benefited a lot from ExxonMobil’s global project management systems including people, process, the technologies and going about it. And I’m pleased to say these projects, the top two are complete, the bottom two are well along their way and right now, we would describe everything on schedule and on budget. These hardware enhancements will be part of sustaining and achieving a higher level of performance.

The second area I really want to talk about is the organizational aspects. We believe Syncrude has a lot of opportunity to continue to be more cost efficient and build an organizational capability that will sustain a higher level of performance. So what are some of the things we’re doing?

Well, first thing, we’ve looked long and hard of the leadership structure, the most visible one announced here recently, we’ve taken the CEO job and we’ve split it into two. Mark Ward, a good friend, long term colleague of mine, showed up on Monday as the new CEO and we’ve named a COO, a chief operating officer who’d be 100% focused on the operation while all the other things the CEO must do, internal and external. So we looked at that and they have divided those roles.

The COO Pablo, he was ExxonMobil’s Torrance Refinery manager, a challenging job, outstanding experience. Mark Ward was ExxonMobil’s country manager in Nigeria, one of the most challenging assignments in the circuit. We have two outstanding resources that we’ve just this week added to Syncrude and I am very pleased and excited not only about the division of the role but the qualities in the leadership that we’ve added to the asset.

A second area I want to plug quickly. Asset team accountability, a best practice in Imperial and in ExxonMobil would take large complex assets, break them down into manageable pieces and ensure that teams responsible for those have clarity and accountability about what defines acceptable or exceptional performance and how it connects them with the whole operation.

We’ve taken Syncrude and adopted this model, split it into eight distinct teams; five that deal with processing, fluid coking, hydroprocessing; three that deal with reliability froth production, et cetera, maintenance and inspection to bring about a greater level of clarity and accountability deeper into the organization.

Workforce training, demographics. Much like the rest of the industry, we have a lot of folks that are leaving the workforce, a lot of new folks that are coming in. We’re training those new folks not necessarily with practices that were developed in the pioneering stage of Syncrude but for relevant state of the art maintenance training trade practices. Folks where they come in to the workforce and although they may not have the same experience level, they can contribute and achieve a performance standard that was perhaps higher than it has historically been.

Well, the last two areas are very similar to the descriptions we’ve had with Imperial networking into a larger resource base whether that’s Imperial or ExxonMobil. Our standards, best practices, expertise help if and when you need it.

The last area is one where we think we can just provide further cost efficiencies to Syncrude in terms of the support, whether that comes through Imperial or from the ExxonMobil areas where things like IT services, tax, treasury, procurement. A lot of the support services that scale and economies of scale can lower the unit cost at the highest or at the level of quality you need.

I would describe a lot of opportunity remaining at Syncrude. I believe what we’re talking about here and on the earlier pages, that improvements will occur and they will be at a sustainable level.

Let me shift to Kearl. You’ve heard us talk about Kearl, the first phase started up last year, 110,000 barrel a day capacity. I’ll talk about how we’re doing on that. Large resource base, long life and I will hit these competitive advantages or these performance standards here on the next several slides. Let me talk about how we’re doing.

Okay. All three trains are operational. They’ve all operated at capacity. The challenge we’ve had is keeping all three of them going at capacity. We anticipate, that as we do the final math on the first quarter, it’ll be about 70,000 barrels a day for the quarter.

If you look at Kearl and this is not intended to be excuses but just simply fact. Some of the operational facts, we have 8,000 valves at Kearl that need to operate, all the seals need to properly function. We have dealt with issues like filters where you start up anything new, it’s like a filter on your automobile, you have to clean it as you change your oil now and then.

We have steam distribution looking at how we get the optimum volumes of the temperature and on and on as we tried to synchronize what is a massive project. The thing I would tell you, not one of the items on the list are of any long-term concern. They are the normal kinds of things you see on the startup of a project.

The proprietary technology works. It works well. It perhaps works better than we expected it to. The trains have the capacity that we’ve designed. It’s getting the three of them to synchronize sustaining the production. When are we going to do it, we’ve had many days, weeks in fact, where we’re over 100,000 barrels a day. We brought it back down. As we’ve anticipated things, we’ve looked out, we monitored, we’ve adopted a, driven by me, a process where we’d rather be safe than sorry.

If something starts to deviate, rather than run the risk and try to push production to it. Run the risk of an equipment failure. I want to take it down. I want to inspect it, investigate it, understand what it is then we’ll bring it back up.

This asset is going to be around a long time. We’re learning very rapidly on it and I remain very confident that it will perform at or better than anything we’ve described in terms of the expectations on it.

Let me continue. One of the questions is how would the Kearl production be received in the market. Our strategy was to initially put it in Imperial and ExxonMobil refineries so we could determine its value and avoid any new crude discounting that might occur. We did that and then in the fourth quarter, we introduced it to third parties. At the time we published this slide last week, I’ve said 19 refineries have processed it, it’s now 22.

There’s a lot of demand for this. Refineries are not having operational issues with it. When you look at the volume and the life, this crude is very valued and sought after in the market and our marketing effort continues well and I believe perhaps almost surprisingly so, the market receptiveness for the crude. I’ve talked about very short term here what we’re doing.

We want to show you a video now that’s aimed at helping you understand what we’ve done in this project, what we’ve uniquely done to enhance the long-term reliability of Kearl. If we could go the video please.

Jim Suggett – Imperial Oil Limited - Kearl Operations and Reliability Manager

In the background here is the Kearl Plant Facilities. Kearl overall is a truck and shovel mining operation. Ore is fed through a crusher and through plant facilities that basically extract the bitumen and turn it into a pipeline-ready product that can go direct to market from the site here.

At Kearl we’ve designed reliability into the design of the facilities. We’ve tried to hit the sweet spot between spending capital on extra facilities and the ability to keep running.

Ron Romere – Imperial Oil Limited - Kearl Operations Manager

Reliability is a key component through our ability to be the most profitable and successful oil sands which is our vision. One, if things are reliable and they keep running, we don’t spend money to repair them and two, when things are reliable, things keep running and we have more production, right? And so it really has two effects on profitability.

Jim Suggett – Imperial Oil Limited - Kearl Operations and Reliability Manager When it comes in the design of Kearl, we’re focused on really three areas to lead the industry in reliability and that’s in the ore preparation plant area, it’s in our paraffinic froth treatment process and it’s in the level of instrumentation controls that we have in the facility.

We’ve built reliability into the design of Kearl right from the front end as we call it, the ore preparation plant where we have dual conveyors feeding into two sides of a slurry preparation plant. From there into hydro transport lines -- to the plant and then in the backside of the processing plant, we have the three trains of froth treatment, two of those trains will line up nicely to handle the flow that would go through one hydro transport pipeline when it’s operating on its own. Then finally, at the very back end of the plant where the tailings that come out of the extraction facility, we’ve got 100% redundancy on those lines.

Basically, the plant size, rather than put one big set of everything in that slurry prep plant, we’ve sized it to basically have two sets of vibrating screens, two sets of mix boxes and slurry prep, two sets of pumps and pipes to the plant and while each one generally handles half the load at any one of time, if one side needs to be down for maintenance, we can run about two thirds of the flow that can go through the plant.

I sort of said the sweet spot for reliability is finding that balance, the perfect balance, if you will, between cost, benefit and risk and when I say risk in this context, it’s basically the business risk of having production shut down.

We’re just downstream of the ore preparation plant so we’re standing beside one of the two hydro transport lines. Each of them carries 50% of the flow. But again, one pipe can carry up to around two thirds of the flow of the plant throughput.

It’s generally expected that every three or four months you rotate the pipe and of course that means you have to be down on that pipe completely so the production isn’t flowing. When you look at other operators they would typically often have just a single line. Obviously, then when you have to either rotate the pipe or replace it for the duration of that activity it’s shutdown completely.

The idea here was to be able to maintain roughly two thirds of our production rate while we’re servicing a part of the system trying to hit the balance between cost and benefit.

Reliability people often think it’s about the cost of fixing the equipment but really the key factor in reliability is keeping your production online.

Jim Suggett – Imperial Oil Limited - Kearl Operations and Reliability Manager [Ron], I heard one train or hydro transport is down?

Ron Romere – Imperial Oil Limited - Kearl Operations Manager Yes, one train is down today. We’re doing some maintenance work on it but the second line is up and actually, the second line should handle 60% of the design capacity, but the guys are just --. Right now, they’re doing up to 70% of the design capacity so the redundancy is actually paying off more than what we had anticipated.

Jim Suggett – Imperial Oil Limited - Kearl Operations and Reliability Manager What sort of bitumen rate is that?

Ron Romere – Imperial Oil Limited - Kearl Operations Manager You know, that’s going to be close to 100,000 barrels a day.

Jim Suggett – Imperial Oil Limited - Kearl Operations and Reliability Manager Excellent.

Ron Romere – Imperial Oil Limited - Kearl Operations Manager Very close to 100,000 barrels a day.

Jim Suggett – Imperial Oil Limited - Kearl Operations and Reliability Manager We often talk on the order of 110,000 barrels a day. The capability of the facility when it’s working at full rates is more on the order of 150,000 barrels a day so we’ve built in what we expect to occur for downtime into that rate.

Jim Suggett – Imperial Oil Limited - Kearl Operations and Reliability Manager We’re here in the middle of the froth treatment process and we’re looking at froth treatment train two. If you look over here you have the first of the froth settling in at vessels. That’s where actually the clean product is made right off the top.

Now really, the biggest impact that paraffinic froth treatment has on the overall reliability of Kearl is the fact that we don’t have to have a direct coupled upgrader. We’ve avoided with this technology having to have a complex expensive piece of machinery to get us to market. We’ve avoided cost on the order of $20 billion.

Jim Suggett – Imperial Oil Limited - Kearl Operations and Reliability Manager Detection is a very important part of the reliability process and that allows you to see problems coming before they occur and you can deal with them in a planned manner rather than have to deal with unplanned downtime.

Ron Romere – Imperial Oil Limited - Kearl Operations Manager Since we’ve started up, we’ve gone through some of the same startup pains that other oil sands operation have. But every day is a continuous improvement day.

Jim Suggett – Imperial Oil Limited - Kearl Operations and Reliability Manager Right here we’ve implemented a continuous monitoring system for thickness on the pipeline. It basically is continuously monitoring the thickness all the way around the pipe and sending the signal or the results wirelessly back to our control system, and so then we can then judge at the right time to rotate these pipes and move the high wear area off the bottom.

In the case of these pipes we haven’t rotated them as soon as we actually expected to because we’re able to see the condition they’re in. That’s more uptime, more production.

Ron Romere – Imperial Oil Limited - Kearl Operations Manager When you think about Cold Lake, Cold Lake really sets the bar as far as reliability uptime, unit cost per barrel profitability and that’s where Kearl wants to get to.

Now Cold Lake has several decades head start on Kearl but that’s our vision and we believe we can get there because if you think about it even though the equipment is a little bit different in the two places, the processes that we use are the same.

Jim Suggett – Imperial Oil Limited - Kearl Operations and Reliability Manager We’ve designed the Kearl initial development facilities for as high reliabilities makes economic sense and expansion project is expected to be as good or better than the initial development.

Ron Romere – Imperial Oil Limited - Kearl Operations Manager You think about Kearl oil sands, it is a long-life operation and it’s a marathon and not a sprint. We want to be the safest, most reliable, cost effective and profitable oil sands in Canada and the world for that matter and we think we’ve got the people and the processes to do that.

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

I was on site the day before that video was filmed and most of the interview you had with the team there was minus 35 degrees to just give you a sense of what that team deals with.

We’ve talked about reliability, what I’d like to do on the next few slides is talk about cost and in talking about cost I want to start out with one of the big advantages we have and that is the quality of this resource base.

Many of you have seen this chart before and it cross plots mine quality on the Y axis its ore grade in terms of percent so the top of the chart is better and on the X axis its total volume to bitumen in place, so a lower number is better. You have to move less earth or rock to get a given volume of bitumen and you can see where Kearl is situated in a very strong competitive position.

What that will lead to is it has a built in cost advantage. For every truck and shovel full there’s more bitumen than competing mines so that is a start. Another area that then was played on in the video deals with the proprietary froth treatment, that we’re able to produce pipeline quality crude without an on-site upgrader contrasting the existing mines across the top with Kearl at the bottom. That takes out not only the massive capital cost upfront that would go with an upgrader but it takes out the operating cost and the operating challenges reliability and if you look over time in the existing mines the majority of reliability issues have tended to be associated with upgrader.

Now of course, what comes out at the end is different, diluted bitumen versus synthetic crude so you take that value difference back to all of those costs and the judgment here was the proprietary technology at Kearl is a more cost effective, more profitable solution.

What it also does it results in a much lower environmental footprint and if you look, this is CERA analysis 2014 hot off the press. If you look at Kearl from a wells to wheels or I guess in this case a shovel to wheels analogy across the full gamut, a barrel of Kearl has essentially the same greenhouse gas emission footprint as the average barrel refined in the U.S. today. That is a significant departure from the historic and certainly, the reputation of the oil sands. This is something that we need to help people understand more. It’s a testament to technology and ingenuity in developing this resource to achieve this performance.

What do all those lead to? A cost structure and this depicts a unit cash operating cost range, expected range for the initial development, i.e. 110,000 barrel a day operation and then how we anticipate that will change with expansion. There are ranges around these bars and what I’d like to do is just give you an example to kind of contrast this.

Kearl is in its essence an industrial engineering or an industrial engineer’s dream. The opportunity for the efficiencies that go with it, yes, a significant capital cost over a long life resource but all of the moving parts, and I’ll just use the trucks for example, the Caterpillar 797. These are the largest trucks ever made. If you’re a basketball fan and you put the front end of a truck at the basket at the end of court. The tail end would hang just over half court. They’re 24 feet tall, they have 400 tonnes of capacity. That’s the equivalent of about 120 to 130 Ford Excursions stacked on. They’re filled with four scoops of a shovel at about 100 tonnes each. The tires are 12 feet in diameter and weigh 10,000 pounds a piece, cost $65,000 a tire.

The gas tank on these things: the standard comes with 850 gallons per truck or you can get the option for it to be 1,800 gallon tank per truck. You get 0.3 miles a gallon. We’re going to have initially for KID and KEP 40-some trucks, and that will grow over time. The opportunity for industrial engineering efficiencies, maintenance cycles, tire life, miles per gallon, fuel economy, these are endless.

Now we put in here something that represents a bit of kind of industry standard or normal expected. What our mission is, is just like that Cold Lake story to turn our engineers loose on this thing, track, monitor the right measures and make it better. Now, how much better and how fast, I can’t tell you today but I can tell you, we have a very dedicated team of folks that’s looking at exactly that in what’s something that’s going to be of this long of life and has these many moving parts.

There are incredible opportunities to drive operating efficiency and I just used the truck as an example. It goes all the way through the operation so, this is kind of what we looked at in the -- until we start up the expansion kind of seeing cash cost on the order of about $30 a barrel and then as we get into expansion dropping to the mid $20s and then as we get to fuller capacity or we bring additional efficiencies, the guidance we’ve given in the past is on the order of about $20 a barrel.

The latest discussions with the operating team, they have an inventory of opportunities that could take it lower than that where we will just see over time and success what that might be but this is how we’re looking at it at this point in time.

Now let me talk quickly about the expansion project. Initial project, $12.9 billion, expansion project $8.9 billion, it’s a look alike. At year end 2013 it was 72% complete. Our guidance has continued to say startup in 2015. I’m frequently asked how is it going and a lot of the questions are geared toward the initial development and how it ended up does this have the same kind of cost pressures and all.

We want to show you a video here with the folks that are in charge of it and give you an update on how the expansion project is going. If could you run the video, please?

Bill Cheek - Imperial Oil Limited - Kearl Senior Project Manager

Kearl expansion project was sanctioned in December 2011 and the approach was to design one, build multiple. It’s being able to take a project, use the same design elements, the same contractors and go do it again.

The Kearl expansion project is basically going to double production from Kearl initial development. It will be expanded by 110,000 barrels a day.

We want to be better. We want to do it faster and we want to do it cheaper.

We’ve been able to develop a terrific team from an engineering and execution and a safety perspective. When you look at the engineering lead by Tim Hopkins, we’ve been able to control the cost and the man hours per deliverable to just reissue the drawings to the same contractors.

Tim Hopkins - Imperial Oil Limited - Engineering Manager, Kearl Earthworks

Well, I’m the engineer manager so, I’m responsible for the design portion of the project and then we hand off to execution for implementation. But we remain supporting the project right through the startup. With the design one, build multiple approach, we really can’t change the base design so, our best opportunity is to focus on the processes of how we built the initial development facility.

With the right team players, we can have the right dialogue to improve and do better with Kearl expansion. The duplication of the central plant between KID and Kearl expansion, we saved around 40,000 engineering drawings.

Bill Cheek - Imperial Oil Limited - Kearl Senior Project Manager He’s also done a terrific job overseeing the procurement group. All the material, 98% of it, is delivered at site. The contractors do not have to worry about material. Think about all the problems that any project can have with late material and what that can do to execution.

Then there’s Scott Cramer, he’s responsible for the execution at site. He was able to immediately come in here, making sure that the execution and the sequence of it was flawless.

Scott Cramer - Imperial Oil Limited - Project Engineer, Kearl (Utilities)

On the expansion project for the execution phase the game plan was to take the lessons that we’d learned during Kearl initial development and to apply those into the sequencing and the work that we’re going to be doing on expansion. The value for us in the design one, build multiple approach with having Kearl initial development right next door to us we have practically a live model right there that we need to go and have a look at. It’s the equivalent of an instant replay which allows you to do your work faster, cheaper, and safer.

One of the major learnings that we had from Kearl initial development project was the importance of how we received close to 600 modules that we’re here busy putting in place right now in Kearl expansion. What order and the timeframe in which those arrived here at site was critical and we took those and leveraged those lessons, built some capacity in the Edmonton module yards in order for us to be able to ship those up here, reduce transportation costs, allowed us to work on them more efficiently. We’re close to 90% complete with our module fabrication and installation up here at site which is ahead of where we planned to be.

It’s critical to have continuity and to have a team that works well together and that has previous experience from Kearl initial development to be able to maximize that design one, build multiple approach. Two of the key contractors that we have are Kiewit and HCB&I. Kiewit is responsible for the froth plant, HCB&I for our extraction plant.

Don Cook - HCB&I - Project Manager

My name is Don Cook. I’m project manager with HCB&I here at the Kearl site. On the froth settling units for the Kearl expansion project we did not change the design but we did change the execution as far as we took some of the piping and installed it on FSUs at the FSU yard prior to transporting. We saved a lot of time and effort as far as we eliminated some scaffolding and work in a congested area.

Greg LeFeuvre Kiewit Construction Manager

By having basically the same processes that we have from KID to KEP and bringing the same people with us we continued from where we left off so it was a continuing involvement with our process and we only made a couple of small tweaks, mostly in our craft engagement and that has resulted in a much better safety record we have on this project.

Bill Cheek - Imperial Oil Limited - Kearl Senior Project Manager We’ve gone 21 million work hours without a lost time incident.

Randy Jackson – Kiewit Site Project Manager

How we perform, how we take care of ourselves will have an 80% improvement of overall safety performance coming from KID to KEP.

Bill Cheek - Imperial Oil Limited - Kearl Senior Project Manager Design one, build multiple is our competitive advantage because it makes us more cost effective and improves reliability. We’re already seeing significant savings from a cost scheduling perspective. We’re tracking to meet our budget. We’re tracking to start up on time. Included in that, is a 30% cost reduction and 5 to 10 months quicker execution than Kearl initial development.

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

This page tries to capture on at a glance what that video said. On schedule, on budget, startup in ‘15, all of the reasons listed there, design, contractors, lessons learned and what the little graphic shows is the percent complete of the project from the same point in time between the initial development and the expansion. It starts at month 1 there, the start of detailed engineering and it shows at this stage, late in third quarter, that we’re 20% ahead of where we were on the initial development.

These are the benefits that we’ve described. Now, for the sports fans in the crowd, I know well and good you don’t win any game at the end of the third quarter. You got to keep the pressure on. You got to keep the focus to clarity and that’s exactly what we will do between now and the completion of this project, but I’m very pleased with how it is going.

To wrap up on Kearl, you recall that it is a very long-life asset. The first two phases, they are funded, producing under construction. Further work, debottleknecking and expansion will be to a certain extent depended upon the performance of the first two phases. We’ll look with individual trains having 50,000 barrels a day capacity in three trains per project.

We’re going to look at getting the maximum volumes through the existing two phases before we decide what any appropriate expansion or de-bottlenecking steps would be to ensure that whatever further work we might do will be the most capitally efficient that it can be. In any case, we would expect it to be more capitally efficient than the first two phases but that’s a bit of a -- to be determined.

I want to talk about market access strategy plans to how as we grow this production, how we’re going to get it to market. This chart here is the exact chart I shared with you a year ago that summarized our strategy to ensure all the takeaway capacity for equity crude.

Optimizing use of existing systems, participate in multiple new pipelines, use rail options selectively and then if we find ourselves long in any way to mitigate it. I’d like to describe or share with you what steps we’ve taken now in the last year to put this strategy in action.

First of all, though I want to show you this chart to give you some context. What this chart is are indicative industry transportation costs. These are not Imperial’s explicit costs. The two bars on the left are pipeline and they show from Alberta to the U.S Gulf Coast kind of what the range of it if you participate, ship in a committed basis on a pipeline versus if you walk up and you have some barrels you need to move.

The two charts on the right are similar in terms of rail. Efficient rail will be unit trains, larger scale. Inefficient rail would be manifest and a bit more equivalent to the walkup production rates. You see $8 a barrel on the committed pipeline, $13-ish on walkup going to $18 and $24 on the rail.

What our strategy is, is to get the most efficient lowest cost transportation means we can, so it would put us whether in -- we prefer to be a pipeline but if we can’t be in a pipeline and we need to move product on rail we want to be in rail in the most efficient manner.

These are indicative of course, industry, our intent is to do better. If I start with pipelines, we move about 400,000 barrels a day today in Alberta. We have secured capacity of that same order in the lines listed there.

There’s uncertainty in the timing and approvals of these but if you march it up, this is about when we would think that capacity would be available.

Now, on the rail side, this is -- I’ve described our strategy here. It’s really a bit of a contingency plan or an insurance policy ultimately to be able to move equity barrels if we don’t have the rail capacity. The big news of course in the last year is our announcement with Kinder Morgan on a joint-venture out of Edmonton on a rail loading terminal.

Strategically located, you get into CN rail, you get in to CP. You can move product to most anywhere you’d like in North America out of there. Flexibility, we’re starting out 100,000 barrels a day initial capacity with the ability to expand to 250,000 on an efficient basis with unit trains. The terminal will be ready some time shortly after the end of this year.

We also have some additional facilities in the works, 20,000 barrels a day of loading capability at Strathcona for Cold Lake and then 30,000 barrels a day of offloading at Nanticoke that Paul referenced earlier to ensure Nanticoke can operate on a full price advantage crude diet.

So, these are all actions within the last year or so and as I said we would prefer pipelines - safest, most efficient, most reliable but however we transport we want to be on the most efficient end of it and that’s what these projects are intended to accomplish.

I’d like to turn it back to Paul now to quickly run through as we look beyond the current slate of projects and look to the end of the decade or beyond. What’s on our mind in terms of future opportunities.

Paul Masschelin - Imperial Oil Limited - SVP - Finance, Administration & Controller

Indeed, I’d like to make a couple comments on the future opportunities which we are working on as we look towards the next decade of growth for Imperial.

The pursuit of technology development and innovation continues to be very much a part of our business model as it will help us unlock the value of the resources which we have. Between ExxonMobil and Imperial Oil, there are several world class research facilities which have work programs underway which will maximize the value of our assets and our resource holdings.

The way technology development is structured between ExxonMobil and Imperial Oil, it is through a mutualized research agreement and what that means, is that Imperial has unfettered access to all the research work which ExxonMobil and Imperial Oil jointly execute and that amounts to about a billion dollars per year.

I think most of you are familiar that we have our own dedicated research facility in Calgary where we have challenged and employed scientists and engineers for over a half a century and it has produced some very notable results.

In fact, both cyclic steam stimulation and steam-assisted gravity drainage - the two most used in situ development techniques were actually developed and patented by our Calgary research facility. In addition, they have developed processes to recycle water, image production zones, et cetera. As you can see on the previous slide which Rich showed, it is this continuous innovation and bringing technology from the lab to the field which has made Cold Lake the world class in situ performer it is today and we plan to do the same for Kearl and of course, the paraffinic froth treatment technology which we employ there allowing us to produce refinable dilbit -- without an upgrader, and is a case in point.

As we look ahead, we’re currently pursuing processes which will reduce the need for water as well as the need for energy for in situ developments. And at Cold Lake we have been operating a solvent-assistant SAGD pilot for about three years and later this year we will be starting up a pilot which takes this process a step further. In fact, it will use only solvent for in situ bitumen production.

If we shift to mining what we are working on there is non-aqueous extraction which again is the use of solvents to extract the bitumen from mined ore rather than using hot water, what is currently being used.

In summary, our commitment to technology development is unabated and we are absolutely convinced that this will continue to significantly contribute to the value which we bring our shareholders.

As we look to the next decade of growth for Imperial, it will be propelled by in situ development in the portfolio, which you can see on the map here, totaling about 300,000 net acres and a resource potential of about 4.7 billion barrels. We target to develop this in phases. Each phase is 35,000 to 45,000 barrels per day with the first of these phases to be up and running by around 2020.

Now, we’d like to show you a short video which gives you an additional perspective of these in situ opportunities which we are pursuing. So, if you can run that video please.

Unidentified Participant

Imperial is a leading developer of Canada’s oil sands resources with several large operations. Current efforts at Imperial are focused on mining at Kearl and expansion at Cold Lake. But the coming decade belongs to in situ through a portfolio of exciting new oil sands opportunities that have the potential to significantly grow the company.

With 300,000 net acres of future in situ projects, Imperial has the potential to add 4.7 billion barrels of top quality resource to its reserves. By 2030, up to 45% of Imperial’s production could come from future in situ developments.

Alberta’s oil sands are located in two main areas, Athabasca and Cold Lake. Imperial’s leases are strategically located within these areas. Imperial, in partnership with ExxonMobil uses sophisticated subsurface geological modeling software that accurately evaluates the size and quality of a reservoir. This helps Imperial identify the highest quality properties, reduce well counts and minimize ultimate development costs.

Our investment in subsurface science has saved hundreds of millions of dollars and promises to save more in the future. In Alberta, the majority of the oil sands lie more than 70 metres below the ground and they’re too deep to be mined. In this case, the heavy oil or bitumen contained in the sands requires heat typically delivered through steam to extract it.

These deeper reserves can be recovered in place or in situ by using cyclic steam stimulation and steam-assisted gravity drainage. Both technologies were pioneered by Imperial and use steam for recovery.

Most of Imperial’s future in situ opportunities lie in the Athabasca region where operators typically use SAGD to recover the resource. SAGD involves drilling two horizontal wells parallel to each other into the deposit and injecting steam into the top well. This warms the oil sand and causes the bitumen to mobilize and flow downward by the force of gravity into the bottom well where it is pumped to the surface for processing.

For resources even deeper below the surface, cyclic steam stimulation is the ideal technology. CSS injects steam into the reservoir through a single well alternately heating the heavy oil and then pumping it to the surface.

Through innovative use of thermo methods combined with selective injection of liquids at our Cold Lake operation our expected recovery estimates have grown from less than 20% in the 1980s to greater than 50% today. We expect this trend to continue with future applications across our in situ operations.

Imperial is currently exploring the addition of solvents to in situ processes using two methods, solvent-assisted SAGD or SA-SAGD and cyclic solvent process.

SA-SAGD may have valuable commercial application at our Aspen, Corner, Clyden and Cold Lake Grand Rapids leases. SA-SAGD adds solvents to the current SAGD process.

Imperial is conducting a $50 million SA-SAGD experimental pilot at Cold Lake, Alberta. CSP uses solvents alone to extract bitumen. Imperial has committed $100 million for a three-well demonstration pilot currently under construction at Cold Lake and expected to start up in 2014.

The use of solvents promises to recover more resource more quickly, improve the steam oil ratio and tap into deposits that are currently not economically viable. Solvents will also decrease our energy and water intensity per barrel of oil produced.

Imperial’s proposed Aspen SAGD development would be on a 52-section lease area with recoverable potential of 1.1 billion barrels of high quality resource over three phases. Aspen is a case study in implementing Imperial experience for future in situ projects.

Expertise in modular construction gained on the Kearl and Nabiye projects using the design one, build multiple approach will ensure the project comes in on cost and on schedule.

In construction, the modules are assembled at a fabrication yard including the pumps, wiring, heating, cooling and piping and then brought to site for assembly building block style. Over 60% of equipment at Aspen would be in modules, reducing field hours by half and the project footprint to 85% of our Nabiye operation. Employing these strategies has the potential to improve safety performance, decrease upfront engineering costs and more efficiently deliver assets to production, minimizing investment per barrel of oil produced.

Imperial is more efficient, more responsible and more profitable with each new project. Each of our possible future in situ operations at Aspen, Corner, Clyden and Grand Rapids has the potential to become as productive as Cold Lake is today.

Our cutting edge technology and our disciplined project management coupled with our learnings at both Kearl and Nabiye ensures we will maintain our leadership in oil sands development.

Paul Masschelin - Imperial Oil Limited - SVP - Finance, Administration & Controller

The video mentioned Aspen and what you see in this slide are the key attributes of the regulatory application which we filed for the Aspen development last December.

I don’t plan to take your through the numbers, you can see them on the slide. Only one point I will reemphasize, the technical development of this opportunity continues and one of the decisions which we will be making is whether or not Aspen is suitable for solvent assisted SAGD.

What we have learned from the pilot, which was mentioned, is solvent assisted SAGD we’d expect to provide us with both improved as well accelerated recovery in addition to better environmental performance.

A couple of comments on our unconventional gas opportunities which we hold jointly with ExxonMobil. At Horn River, we continue to operate our Horn River pilot currently producing about 30 million cubic feet per day. With regards to our holdings in the Montney and the Duvernay we are leveraging XTO’s capabilities to do further delineation and lease holding drilling.

As we look at this opportunity, it really provides us optionality and this can either be used in export LNG project or this opportunity can be developed standalone with the liquids and the gas being fed into the North American supply chain.

A couple of brief comments on the very early evaluation stages of a potential LNG project. As some of you know we recently received the approval of both the Canada’s National Energy Board as well as the federal government for an export license for an LNG project jointly with ExxonMobil. That permit provides us with the requisite support for us to continue to work with regulators and with government authorities, with pipeline companies, potential customers, et cetera.

As the chart depicts and by nature LNG projects are very complex and so all the attributes shown on the chart, we are pursuing them in parallel. We continue to work each of these aspects but I think it is also important to highlight that we believe it will take several more years before we will find ourselves in a position to determine whether or not such an LNG opportunity off the West Coast of Canada can, or would be an attractive opportunity we would pursue.

So with this, let me turn it back to Rich for some final comments.

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

Thanks for sticking with us. I’ll be quick here. If you take the ongoing activities, projects we’ve described and the potential that Paul has outlined. We have, when you look beyond 2020, we have the resources, the capability we believe to continue to grow the business to something that could be a million barrel a day operation in the 20-30 year time period or so, so significant long-term potential.

Now, what will determine the pace of any further growth? This schematic just represents there are a lot of factors and that’s clearly project quality and competitiveness, how technologies evolve and can contribute or add value, market conditions, cost, labor, et cetera, regulatory fiscal environment, and last but not least, financial considerations.

I think I would ask you to look at the rest of the decade in the projects we’ve outlined certainly as committed to it and moving along. Beyond that, large quality resource base, significant opportunity, pace to be determined.

Whatever that pace ends up being, it will be based or premised on our business model that is all about delivering superior long-term shareholder value. That wraps up our prepared comments. You’ve seen this before in terms of further information. We’ll open up here in a second for your questions.

I’d like to do one last thing though, John Charlton, where is John? Got to get John in here, John is our investor relations manager. Many of you have gotten to know John. John is coming up on his 40th year anniversary with Imperial. Three years in the role as the investor relations manager and you must have worn him out because he plans to retire July 1st. I just wanted to share that with you and if he could get in the room, have you join me in thanking him for his outstanding service with the company.

He missed that whole complement. That’s as good as it’s going to get John. But anyway, please join me in thanking John for everything he’s done for us. John, I told them that you’ve recommitted for three more years.

Okay, with that we’d like to open it up to your questions.

Q U E S T I O N S A N D A N S W E R S

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

Okay. I know this is not a shy crowd, who wants to start this out, over here.

Arjun Murti - Goldman Sachs - Analyst

Arjun Murti with Goldman Sachs. One clarification and one question. In your 15 to 20 capex outlook which comes down a lot. Is the LNG in that number or would that be potentially added into those capex numbers.

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

Yes, I think what Paul described is we see the next several years as a potential project would be evaluating the next several years would be kind of people’s time. Looking at evaluating things, there’s nothing in there that would be any construction or major expenditure. It would be people’s time, the same way we evaluate in situ projects and those technical and commercial expertise to bear, that’s what you’ve seen on those numbers.

Arjun Murti - Goldman Sachs - Analyst

That’s great news. Just a market access question, in the event pipelines remain constrained ahead of some of the startups. You gave some rail numbers, do you believe rail can run for a lot of those numbers or is there some utilization rate that we should think about? Is it 90% to 95% utilization rate or is it a lower utilization rate when you think about rail?

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

I think there’s a lot of variables in that. One of the things the existing pipeline systems in the base case, there’s a lot of work going on with Enbridge and TransCanada on looking at some of de-bottlenecks of the de-rating they’ve had. To bump their capacity, they’re looking at some additional pumping capabilities and 20 means a lot.

I think the existing system shouldn’t be looked at as a fixed number so that without major new projects, there is some upside potential there. Then, in the new projects I mean it’s kinds of a timing but I think what you need also factoring is, if new projects don’t come about the implications on decision making of those that are developing new upstream resources. If you can’t have a way to flow it to market or your projects are closer to the edge and you are looking at a higher cost transportation, I think you’ll see that growth profile also temper.

Our belief is you look at all that but bring it back home with what commitments and confidence we can offer shippers with existing pipelines with whatever may come out of in time in our new pipelines and the flexibility on this rail. I would say we are confident that we will able to move all of our equity barrels to market and to our refinery.

Arjun Murti - Goldman Sachs - Analyst

The rail numbers you showed, that is what you think you could flow on a regular basis now.

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

That’s what we think that our terminal will be able to flow.

Ed Westwick - Credit Suisse - Analyst

Ed Westwick, Credit Suisse. Two questions around capex efficiency. You’ve obviously highlighted the fact it will be after the existing projects a big driver of growth. Can you in the first question give us a sense of 45,000 barrel a day project, what sort of capex flowing you think those types of projects -- technology as well?

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

A lot of people -- In all honesty, we don’t spend a lot of time looking at so many dollars per flowing barrel. I know everybody else does. We look at it in terms of the quality of it because all barrels, all projects aren’t created equal. Their decline rates, their plateau.

We make decisions in terms of we have a resource. Use Aspen as an example, 1.1 billion barrels potential. There’s a lot of different ways you can approach a project like that. You could take it in one big swoop, you could take it in bite size chunks. Our view on that is we’ll take it in bite size chunks, three phases because we have a lot of experience at places like Cold Lake and a lot confidence in those equipment sizes and packages to replicate them and get the most capital-efficient project.

They also will have long life to them which will allow us to look at and improving drilling technologies, operating technologies so we assemble it like that and look at what we believe in a life cycle is the most valuable way to do it.

I’m not avoiding your question but I literally don’t spend much time looking at cost per flowing barrel and comparing it to anybody else.

Ed Westwick - Credit Suisse - Analyst

The second question is around Kearl and you put some numbers in on Syncrude in terms of the capex per barrel obviously on maintenance, not capex per barrel but maintenance capex.

Kearl doesn’t have a big upgrader because of the new technology. How much of a savings you get do you think on annual maintenance stay-in-business capital?

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

Historically, we’ve talked about, if I can bring Cold Lake into the mix, maintenance or sustaining capex of Cold Lake. We talked about it in the $5 a barrel range. If you look back over time it’s probably a little bit less than that and we’ve talked about Syncrude more like at $10 per barrel rate. Those are kind of the bookends.

Kearl, it’s too early to be determined because we have to get it up and running. I talked about some of the industrial engineering, the efficiencies we’re going to do. I would anticipate Kearl being somewhere between those two numbers. Certainly, the intent would be closer to the lower end of it.

I don’t have a lot of hard data to support that yet. But certainly, something less than Syncrude because you’ve got a big piece of equipment that’s not in the mix and something more like a Cold Lake.

Paul Cheng - Barclays Capital - Analyst

Thank you Rich. Paul Cheng, Barclays. Rich, two question, one, looking back in what Ed was talking about Aspen, I suppose that the quality of the asset maybe is lesser than Cold Lake that’s why it was not being --. But you also have better technology so if we compare that to a Nabiye should we assume that the overall capex is similar whatever that you want to use that -- per barrel of the development cost or that because it’s lower quality and ended up to be more expensive?

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

Yes. I think Paul, you look at it, one, our view on resource development, as an old farmer, you can’t turn a sow’s ear into a silk purse. When we look at resource, we’re always looking to get the top tier, the best resource we can.

Our Clyden acquisition last year is a good example that we have a large in situ inventory, Aspen, Grand Rapids, Corner, Clyden was there and we looked at it. Boy, this is top tier, this is good stuff. We have a lot of it and we made the judgment at Imperial, we took 27.5% of that.

You want to start with quality resource. Now, as we look to develop it we’ll look to develop it and it takes the best bites first. But I don’t think you can or should assume that you’d take an Aspen, that you’d find a material difference in the quality of it. It’s we have such a large resource. It’s what the execution pace looking at all the other things we’re spending money on that we ought to go after and develop it. But you are right in assuming that as we look at technologies we’re always trying to do it better, more efficiently.

That’s some of this solvent or solvent-assisted or the CSP. We’re looking at increased incremental recovery so you can lower unit cost. In the modeling of it, our investment standards haven’t changed. We’re not looking because we’re dealing with one resource or another, we don’t lower our standard to it.

My anticipation is that those projects will be of comparable quality to what we’ve developed historically, Nabiye and others.

Paul Cheng - Barclays Capital - Analyst

Second question is that when we’re looking at your chart earlier on the capex. You’re looking at say from 2011 to 2014 and then 2015 to 2020. That is a significant drop. This year the capex is about $5.5 billion on the organic and that you’re looking at, say, for the remaining of the decade, in the $3 billion to $4 billion.

If I look at next year, we understand that Nabiye spending will drop off. That’s probably half a billion dollars and so that will only bring it down to $5 billion. Is there any other project or does that mean that the bulk of your capex for the current expansion would be essentially done by the end of this year and it will be more or less mechanical completion that’s why you can drop that much in your capex.

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

Paul, you had to squeeze it out of me to get guidance for 2014 and now you’re already trying to get guidance for 2015. If you think of projects, big projects, Kearl or Nabiye, any of them, that take a project cycle on the order of four years. When you’re spending money you ramp it up, it’s not -- you’re not at peak spending and then you hit that sweet spot for a couple year period or more where you’re really at the peak. That’s where we are on the Kearl expansion right now.

Then as you bring it down and you get ready for startup and you get into the commissioning, that’s tying in every electrical connection, piping, and that’s more people’s time and less big equipment purchases or steel and all. So the project spending tapers off at the end of it. That’s certainly where we will be as we get in to 2015 on Kearl.

A project like Kearl expansion has a longer commissioning period. That something like Nabiye, a smaller, more bite size kind of project, Nabiye will be more of a sharper drop off and then a couple of months commissioning.

Kearl will have a multiple month commissioning and a spend-off. What you saw up here is our anticipation for completing both of those projects on budget which is what we highlighted with the schedules we’ve outlined and how the rundown in capex would fall.

I think I’ve done a good job of not giving you a number for 2015 but it ties with the estimated completion of Nabiye about the end of this year and being ready for Kearl in 2015.

We’ve said late 2015 historically. I’ll tell you I don’t think it’s a surprise, we’re ahead of schedule. Probably earlier in the next year. Yes, I think that’s a fair statement.

Mohit Bhardwaj - Citigroup - Analyst

This is Mohit Bhardwaj from Citigroup, just a question again on Kearl expansion. If you look at Kearl initial development, it has taken 12 months. So far, we are approaching the first start in April last year and we are still getting 75,000 barrels per day. How do you expect the ramp up for Kearl expansion going forward --?

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

Much quicker and the reason for it is all the learning. These two things are side by side, the operating teams and training. They’re talking everyday. The project teams are interacting with the operation team on KID. In every lesson we’ve learned on KID looking at valve functionality, looking at steam distribution, looking froth filter performance. We step back and said now, what are the implications on KEP and in many cases because of the sequence, and that’s one of the real benefits of the design one, build multiple approach. You have enough space in there where as you learn something on the first one you can make, I would say, minor changes. You can’t make gross macro design changes but you can make minor changes on the plot and that’s exactly what we’ve been doing.

All of the lessons on KID have been or are being incorporated on KEP and so what that, you know, my expectation will clearly be and as we wrap up this year and we start talking, next year we’ll give you guidance on that, I’m expecting a much quicker, more efficient ramp up on KEP. I think it’d be safe to say I’d be disappointed if that weren’t the case.

Mohit Bhardwaj - Citigroup - Analyst

Zero to six months, zero to nine months are your -- you wouldn’t want to put time on that right now?

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

You know, give me some time to as we get that project closer to completion to see what all the implications are but, we’re talking now. We’re coming up on here a year and we’re getting up there. It’s going to be quicker. It’s going to be significantly quicker.

Mohit Bhardwaj - Citigroup - Analyst

You mentioned de-bottleneck and you want to see how the first two phases are run before you do that. I think the real value of Kearl is in de-bottlenecking because from a capital efficiency standpoint 125,000 barrels per day added without much capital as -- the first two ones.

Is there a timeline that you can give us right now? How do you look at 2015 midyear, late year, startup or expansion? From there on what needs to happen before you start investing and de-bottlenecking and what those numbers might look like?

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

We have folks that are evaluating de-bottlenecking expansion activities now but they’re basing a lot of their work on assumptions around performance of both KID and KEP. As we get more performance assumptions and what we’re going to be able to achieve through KID are expectations that they would carry over to KEP. Then when you have the two kits together you’ll see things like hydro transport, things like processing efficiency.

So are you designing, are you looking at an expansion or de-bottlenecking that targets that full 125. The difference between 110, 110 and the 345 or is it something that would be targeting 95 and our goal, our vision is to try to get that where we get the most efficiency out of the first two projects and de-bottlenecking opportunity becomes smaller and you spend less.

I mean it’s a work in progress and it also, it should be looked at a little bit differently than the first two phases. Because the mine de-bottlenecking will be trucks and shovels and things that you can increment whereas the plant de-bottlenecking will be some more process equipment that will be a more fixed size. We’ll be looking at those and we may be de-bottlenecking as we go on the mine before we make any future decision on it.

We’re working on it now. I don’t have a definitive time on when we’ll be making the decision because it depends on the information we get on the continuing ramp up. I think you’re very correct in assuming that it will be significantly more capital efficient, that’s the goal. Even in that we wanted to make it as minimum capital as it takes and that’s where I have some encouragement that the first, the KID and KEP, let’s squeeze as much out of them as we can.

Unidentified Participant

Rich, we have a question from the webcast. What’s your outlook regarding the magnitude of the dividend?

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

Yes, we look at it every quarter and the priorities haven’t changed. We’re in this period of funding our major growth projects. On a dividend, what we’re looking for is something that you could describe it as reliable and growing. That’s what we’re after. We don’t have any magic numbers or yields in our minds. We know and appreciate the patience our investors have had as we went through this period of growth. We borrowed. Our debt levels went up. We’ll be looking at it as we complete these projects. In particular, we think of that chart that was shown with, our cash flow situation, market conditions, holding will likely improve significantly and it’s really at that point in time that we’ll look at what can we do on a more material basis on the dividend.

What’s that timing? It’s not likely in a real dramatic fashion this year, not likely. But as we get into next year we’ll see where projects are. Nabiye will come up. We’ll see what KEP is and see that whole sources and uses. I’ve emphasized completing the projects and the dividend and then what we’ll also want to do is be sure that our balance sheet remains strong so that we can preserve the ability to capture any opportunities that may exist in the market and then last but not least, we’ll look at as we’ve historically done any share repurchases and how that might figure in with any surplus cash.

Unidentified Participant

Can you just discuss your market access strategy from a longer term perspective and if the North American market isn’t balanced and there is takeaway capacity that remains tight. How confident are you that the differentials will disappear and are you thinking out long enough about the balance in the market and where your oil goes?

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

Yes. Well, if I take it back from kind of Canada Inc.’s standpoint, you got a major market to the South, that has been your historic source. But a lot of what’s on the drawing board, the pipeline East and West, Energy East with TransCanada, Trans Mountain, Northern Gateway. And they’re premised on accessing global markets.

If you go back to the very beginning on the energy outlook, and I showed the projected growth and all demand, 2010-2040. What we didn’t show on that but you all appreciate is the natural decline of the existing base that 2010 level will not be there in 2040, it will be with [world] decline, you pick your number 45% per year, it would be way less than half. So, there’s a big chunk of new production almost independent of that growth.

So, our view is whether that -- whether our production goes into North American markets or goes outside North America, there’s going to be a demand for it and it’s like anything, global competitiveness is the key. And our intent with our projects that are globally competitive and those barrels flow off of the West Coast Canada, or the East Coast, and they’ll go to consumers that value them and that may or may not be South.

So, I think the, you know, nobody’s asked explicitly on Keystone but, you know, Keystone work there is something. Canada Inc., there is a lot – you know, I spend all my days in running back to Calgary and other areas. There’s a lot of priority based on market access whichever direction it happens to be. And I think there’ll be -- if it’s not South or in addition to South, there’ll be East and West axis. And our brands will go into a global market like other producers.

Unidentified Participant

Hi, Rich.

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

How are you doing? You’re going to come back with that same question you’re trying to get me or a different one? All right, damn, I was all prepared.

Unidentified Participant

So, looking at you and some of your peers in the Canadian oil space, the market seems to reward companies that curb investment and pay out the cash to shareholders. I suppose the companies that reinvest in the business and invest in new projects. What is the market have wrong?

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

I would never go so far as to say, oh, you guys in this room, when I’m sitting in the New York stock exchange that you guys have been wrong, I’m not that old. But if I take it back to us, you know, it’s about long term value. And so it starts with quality opportunities. If we didn’t have the quality opportunities, we wouldn’t be spending money. We’re not -- we are not at all seeking to grow for growth’s sake, we’ve never been driven by that.

And if you look at the history of Imperial, I think it reinforced it. Imperial was kind of a steady state outfit for a long time. But we have the quality opportunities and are likely to look at our resource base five times our proved reserves. That is a heck of a playground for new opportunities and we have engineers and scientists that can take and screen through them and select the best of the best. Those are the projects we’re looking to grow on.

And what does that do? Well, it makes this bigger. We’re not looking to be bigger for bigger’s sake, but it significantly increases our cash generation capacity which we believe should go to the benefit of our shareholders.

So, it’s, you know, it’s kind of what comes first. We’re going to step up to a new level and I think then that will allow us to select as we continue to grow as globally competitive opportunities exist, and reward our shareholders for their patience and their long term commitment to us via dividends and via share repurchases.

So, a quick answer to that, I think it depends on the quality opportunities you have. Everybody doesn’t have that same quality opportunity base.

Unidentified Participant

Rich, some of your competitor, whether it’s Suncor or Husky or -- as you know, it’s all talking about either that you have a new kit in the refinery or that you de-bottleneck so that they can process more heavy oil. Is there something that you guys think applicable to you guys or that you don’t think that will be a good investment from --?

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

You know, well, you know, history will -- history has shown in the downstream, you know, margins can come and go in a hurry. You just -- you look at last year, look at a lot of performance results in the kind of a middle part of the year, there were some really attractive margins coming into the year and ending of the year, that disappeared in the middle of it.

So, you have to have a long term perspective. And if we look back and we look at the fundamentals in North America, we see there’s significant refining capacity, sufficient refining capacity, mature market, continued energy efficiency, flat to down decline in demand, you need to be very selective in additional capacity expansions.

Paul has showed what we’re doing. Our priority is ensuring the maximum reliability of our facilities, getting each and every barrel through when we can, very selectively investing. You’d see some talk about conversion capabilities, running heavier crudes versus lighter crude.

Our goal is to get the most value for a barrel of equity crude and make the most money out of our refineries. We’ll be very selective on any further refining investments, and then we’ll do everything we can with our network and ExxonMobil’s network to maximize the value of our equity crudes, but I think we’ll be -- you’ll find us to be very selective in further downstream investments.

Unidentified Participant

Second question is that of the resource base you showed here, what percentage can you develop based on today’s technology then, how much that the remaining is that you actually need advancement and technology?

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

You know, our resource base, there may be a number of factors that would determine its development value. Technology being one of them, market conditions, cost realizations, physical assumption or things like that. So, it’s -- you know, there’s a wide range of it.

But I think in just simple terms, if you look at that -- that I call it progressing which was on the order to 3.5 billion, 3.6 billion barrels, it was about the same size as our crude reserve. That right there, we have people, you know, head down, tail up, looking at what we can do to advance those.

And that’s -- so that’s a comparable size to what we already have proved today. It’s probably a pretty good little proxy for what looks good.

Now, what’s above and beyond that, I wouldn’t interpret Paul that what’s above and beyond that, that wouldn’t meet a cut at today’s condition, I wouldn’t infer that because you go back to our strategy particularly on the in situ, developing these in phases, design one, build multiple learning from it.

And so that initial cut has a few phases in it but you can get much deeper or higher on that bar with subsequent phases. It just -- some of its organizational capacity, how many people do you want to have looking at future opportunities. But I think the, you know, there’s a fair bit of that 18 that we feel good about but it’s static. We’re looking at technologies, we’re looking at things to make it better.

But I think the short answer is probably looking at that progressing part and saying that’s pretty, you know, has a higher level of confidence to it.

Unidentified Participant

Rich, would you comment on the availability of labor and whether shortages are continuing to be severe and maybe what your modeling for annual labor cost increases.

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

Yes. You know, Paul, it’s certainly an issue in Western Canada, Alberta most notably. You know, the further north you go, you get pretty remote up there.

It was a bit of a bigger issue at the time of KID. And that was one of the reasons the modules were decided to be built offshore. I think we hit KEP at a bit of a sweet spot, a little bit of a low in some others’ major activity plans. So, we’re not having any, you know, acute issues at all with KEP and Nabiye. You always want the most productive workforce.

There are, you know, you’ll read a little bit about temporary foreign workers coming in to Canada, some things like that. Productivity is a challenge. It’s particularly relative to the Gulf Coast, things like that.

So, as we put projects together, we’ll look at it. That’s why benefits of replication are key using the same contractors, the sequencing of your projects. So, we will build into our execution plans literally the kind of actions we can take to mitigate whatever acute labor issues, you know, could unfold.

I think, you know, I pay close attention to BC and all of the discussion on LNG and, you know, the number of jobs that they -- that are projected and things like that. There’s some awfully big numbers. I’m not sure there’s enough Canadians to fill all those jobs. So, it’s -- but it’s something we try to anticipate and factor in to our designs and our execution plan to mitigate any acute risk that may develop.

Unidentified Participant

Just to follow on to Paul’s question on end user demands. You mentioned that the Kearl crude had been put into lots of different refineries. Heavy crude is just more difficult to process in the refinery and turn into, you know, good live products everyone can use. How confident are you that there’s enough sort of coking capacity first in American, and then, as you get into the global markets where they may not have invested as much to process a crude inline with yours and the industries a growth trajectory out of Canada heavy?

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

You know, the market is pretty efficient, and I think when you look at the refiners and the supply folks are used, ExxonMobil as an specific example, a 29% owner in Kearl and then of course with the relationship with Imperial. And ExxonMobil has enhanced its coking capabilities seeing the crude slate not only in Canada but elsewhere changing and then built the capabilities.

And the, you know, the refiners that have done that, they’ve looked at a close analysis and determined, you know, is that investment warranted to try to get the cheapest barrels and probably. I think the market is pretty efficient, I guess, is what I’m saying. So, I think a lot of parties have anticipated and have taken or have continued to take steps to be able to run the slate they see, you know, they see coming.

So, you know, I think whether it’s North America or whether it’s elsewhere, a lot becomes underpricing, I think they’ll be home -- our assessment is there’ll be home for these barrels and the growth that you saw and not only our production but the overall Canadian Oil Sands based on the energy outlook, our assessment is there’ll be profitable homes for those barrels.

Unidentified Participant

Rich, I just wanted to ask you about the Sarnia Chemicals complex. In previous discussions, you’ve mentioned that there’s some mismatch in capacity, the cracker and the polyethylene facilities over there. Is there something that you’re looking to expand as you have more access to ethane and is there a demand for it?

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

Yes. You know, it does present an opportunity because it’s a significantly lower feedstock. We still have philosophically on growth investments, whether it’s upstream, downstream, or chemical. You know, my thought on that is operating organizations need to demonstrate that they can operate what they have at full efficiency and capacity and you earn your right to grow.

And so, that’s why when you got early on, you heard me tell about safety, operational integrity, reliability, profitability, you’ve got to earn your right to grow. And we still have, if you look at that kind of five-year plot on it, last year we dip down a little bit, we still have some relatively small but incremental capacity utilization that we can do a better job on delivering.

We’re looking at some investments like furnaces and furnaces efficiency things that would give us some smaller increments. So, we are looking at some things, not anything that would rock the boat on investments, investments of maybe less than $100 million, for example, but that would give us a bump up in capacity.

So, we’re looking at some things, and obviously understanding the market and competition will be key in that. And I would say it’s -- the thought process would be very similar although not exact on the refining side, selective where we have confidence that it could be value and it would be a very efficient capital utilization for further expansion. So, we are looking at some things at Sarnia, but I don’t think anything that has, as I said, would rock the boat in terms of major investments.

Unidentified Participant

I just had a question on -- tailing that’s in crude, and is it being utilized at Kearl and mandated by the regulators or is that --

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

No, you know, what’s specified are requirements at the end result, but how you get to those requirements on tailings ponds and reclamations are, you know, that’s up to the operator to determine and work with the regulator on how we get there. We’re looking at what’s the most cost efficient way for us to achieve the regulation, but we’re not looking at centrifuges.

Part of it, of course, is Kearl is starting from scratch. So, it will -- we will be looking to avoid the build-up in tailings ponds where Syncrude is in a different situation. They have large tailing ponds today and they’re going to have to kind of deal with the historic aspect of it as well as what they produce, so, Kearl has a bit of an advantage earlier on and that we have more options we can look at, and we’ll look to do that obviously as cheaply and efficiently as we can.

Unidentified Participant

A quick question on Kearl, you mentioned there’s some pretty good response to crude so far. Maybe you can talk about how pricing for Kearl is looking relative to something like Cold Lake.

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

Yes. You know, I, you know, [Chris], we’re pretty tight to the chest on anytime the word price enters since we don’t talk much about it. But let me talk about this for a minute.

On Kearl, the paraffinic froth treatment process knocks out the heaviest, thickest, gooiest asphaltenes, essentially, the lowest value part of the hydrocarbon slate. So, you’re left with something that’s a little bit, you know, higher quality but there, again, that pricing, it depends on the refiner. And if you’re trying to make asphalt out of Kearl, it’s not as good a crude stream to make asphalt out of as Cold Lake would be, for example.

But if you don’t have the -- those facilities and asphalt is not what you’re looking for, a refiner might value Kearl more than Cold Lake. So, I think, it really depends on the unique refinery that’s why we wanted to get it to the broadest slate as fast as we could so individual parties can determine what they can do with it and get the most -- the biggest -- the highest yields and the most value out of it.

So, you know, whether it’s going to be higher or lower than Kearl, depends on the refinery, depends on the location, but we look at it and everything that we’re seeing on Kearl right now, there have been no negative surprises on what its value in the marketplace will be. If anything, it’s been encouraging.

Unidentified Participant

Just a couple of questions on Kearl products. So, the bottom, the asphaltenes, what do you do with those? You put them back in the mine or --

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

Yes, they get, you know, they get rejected and removed in the process. And at the end of the day, everything goes right back to where it came from. It may take a little --, this path through a tailing pond and some other areas, but it goes back to mother nature where it came from.

Unidentified Participant

And sulfur is still in the product, right, it’s not knocked out like at Syncrude, I mean, there’s no big filter piles.

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

Yes. We’re low on sulfur, but what it would do is it would go -- whatever would be entrained in the diluted bitumen, it would be knocked out at refineries, whatever would be in it.

Unidentified Participant

That’s my -- I’ve heard and I’m not an expert that the EPA is looking to lower sulfur in refined products even further. And I’m wondering if that’s a consideration that, you know, is being -- about in Kearl and whether it might be better to knock sulfur out at site or versus getting a bigger discount or is this --

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

Yes.

Unidentified Participant

-- years away or.

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

It’s like a lot of things, I mean, it would be the -- if a specification would be on a consumer product, then the question that you ask is where – when you back up from that point of consumption, where would be the most efficient place to achieve that standard. And typically, you’d look at refineries with all the big infrastructure and capabilities now incremental changes, I would probably suggest that would probably be the starting point for the most efficient removal to meet any market standards on it. It’s not an issue that we’re working on Kearl at this point.

Unidentified Participant

As you move towards paraffinic froth treatment in Kearl, would you be using pentane, and if so, is that going to be an adequate supply?

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

Yes, we think -- we’re not concerned about having a sufficient supply for the, you know, for our solvent, for our process. And what that will, you know, what will be most important to us is that from a profitability standpoint is to find out what is the absolutely minimum we need to add to knock out the right level -- I’m connecting several questions, to knock out the minimum level of asphaltenes because there’s still value in the asphaltenes so you can get a diluted bitumen when you move it to market but we don’t have any particular concern about getting, you know, the sufficient supplies we’re going to need for our process at all, so it’s not been something we’ve had to worry about.

You know, on the whole -- the solvent side of it, it’s really -- that’s what I’m looking forward to now because I’d use the example on trucks and shovels and things, but that’s another big variable there. We’re not having any challenge meeting pipeline specifications. And so, in fact, we’re well below pipeline specifications. So, we’re going to -- we’ll be looking to fine tune that solvent so we can be maybe a little bit higher on the curve, a little closer to meeting the spec, keep a bit more of the value in it which asphaltenes can still have value and do it at a lower paraffinic froth solvent volume, and that’s part of an economic optimization.

What we need to do is we need to get up and running at a stable rate to start adjusting those kind of knobs, but that’s, you know, that’s what’s ahead of us. So, I think this whole optimization theme I’ve tried to share with you, you know, it goes all the way from a truck and shovel at a mine all the way through the backend of the facility. And I, you know, it’s -- we’ve got our chemical engineers chomping at the bit and they’re ready to get into that because the paraffinic froth treatment process has performed as well or better than we anticipated. That’s a good thing.

Unidentified Company Representative

Well, Rich, we’re a little past noon, so if there’s no other questions, we should wrap up.

Rich Kruger - Imperial Oil Limited - Chairman, President, CEO

Well, folks, I’ll just wrap up quickly.

One, thank you for your time and your interest today. It is -- it continues to be an exciting time for this company. Your questions are helpful to us understanding what’s important because both whether you’re an analyst or an investor in the room, you are important to us. And as you enjoy a lunch, undoubtedly, there’ll be some more questions on your mind, don’t be shy. Of course, I’ll be there, Paul, and others.

So, again, thank you for your time and attention today.